AMENDED SCHEDULE A

dated November 1, 2019

to the

INVESTMENT ADVISORY AGREEMENT

dated December 16, 2005 between

THE ADVISORS’ INNER CIRCLE FUND

and

WESTWOOD MANAGEMENT CORP.

The Trust shall pay the Adviser compensation at an annual rate as follows:

Portfolio	Fee (in basis points)
Westwood LargeCap Value Fund	0.60% of the average daily net assets
Westwood SMidCap Fund	0.75% of the average daily net assets
Westwood SmallCap Fund	0.85% of the average daily net assets
Westwood Income Opportunity Fund	0.75% of the average daily net assets
Westwood Emerging Markets Fund	0.95% of the average daily net assets
Westwood Emerging Markets Plus Fund	0.95% of the average daily net assets
Westwood Strategic Convertibles Fund	0.75% of the average daily net assets
Westwood Flexible Income Fund	0.69% of the average daily net assets
Westwood Total Return Fund	See below
Westwood High Income Fund	See below
Westwood Alternative Income Fund	See below

WESTWOOD TOTAL RETURN FUND, WESTWOOD HIGH INCOME FUND, AND WESTWOOD ALTERNATIVE INCOME FUND

Each class of shares of the Westwood Total Return Fund, Westwood High Income Fund, and Westwood Alternative Income Fund shall pay to the Adviser, as compensation for the Adviser’s services rendered, a fee (the “Management Fee”) that will be composed of a Base Fee (defined below) and a Performance Adjustment (defined below) to the Base Fee based upon the investment performance of the share class in relation to the investment record of a securities index determined by the Board to be appropriate (“Index”) over the same performance period.

Base Fee. The base fee for each class of shares of each Fund (“Base Fee”) is calculated and accrued daily at an annual rate based on the average daily net assets of the share class in accordance with the following fee schedule:

Fund	Base Fee
Westwood Total Return Fund	0.50%
Westwood High Income Fund	0.38%
Westwood Alternative Income Fund	0.53%

Performance Adjustment. The Management Fee for each class of shares of each Fund will be increased or decreased from the Base Fee by a performance adjustment (“Performance Adjustment”) that depends on whether, and to what extent, the investment performance of the share class exceeds, or is exceeded by, the performance of the Index Hurdle (as set forth below) over the Performance Period (as defined below).

Fund	Index Hurdle
Westwood Total Return Fund	Blended 60/40 S&P 500 Index/Bloomberg Barclays U.S. Aggregate Bond Index plus 1.00%
Westwood High Income Fund	Blended 80/20 Bloomberg Barclays U.S. Aggregate Bond Index/S&P 500 Index plus 1.00%
Westwood Alternative Income Fund	FTSE 1-Month U.S. Treasury Bill Index plus 2.00%

Westwood Total Return Fund. The Performance Adjustment is calculated and accrued daily, according to a schedule that adds or subtracts 0.0020% (0.20 basis points) of the share class’s average daily net assets for each 0.01% (1 basis point) by which the performance of the share class exceeds or lags the performance of the Index Hurdle over the Performance Period. The maximum Performance Adjustment (positive or negative) will not exceed an annual rate of +/- 0.20% (20 basis points) of the share class’s average daily net assets during the Performance Period, which would occur when the performance of the share class exceeds, or is exceeded by, the performance of the Index Hurdle by 1.00% (100 basis points) over the Performance Period. Accordingly, the Management Fee will range from a minimum annual rate of 0.30% (30 basis points) to a maximum annual rate of 0.70% (70 basis points).

Westwood High Income Fund. The Performance Adjustment is calculated and accrued daily, according to a schedule that adds or subtracts 0.0032% (0.32 basis points) of the share class’s average daily net assets for each 0.01% (1 basis point) by which the performance of the share class exceeds or lags the performance of the Index Hurdle over the Performance Period. The maximum Performance Adjustment (positive or negative) will not exceed an annual rate of +/- 0.32% (32 basis points) of the share class’s average daily net assets during the Performance Period, which would occur when the performance of the share class exceeds, or is exceeded by, the performance of the Index Hurdle by 1.00% (100 basis points) over the Performance Period. Accordingly, the Management Fee will range from a minimum annual rate of 0.06% (6 basis points) to a maximum annual rate of 0.70% (70 basis points).

Westwood Alternative Income Fund. The Performance Adjustment is calculated and accrued daily, according to a schedule that adds or subtracts 0.0016% (0.16 basis points) of the share class’s average daily net assets for each 0.01% (1 basis point) by which the performance of the share class exceeds or lags the performance of the Index Hurdle over the Performance Period. The maximum Performance Adjustment (positive or negative) will not exceed an annual rate of +/- 0.32% (32 basis points) of the share class’s average daily net assets during the Performance Period, which would occur when the performance of the share class exceeds, or is exceeded by, the performance of the Index Hurdle by 2.00% (200 basis points) over the Performance Period. Accordingly, the Management Fee will range from a minimum annual rate of 0.21% (21 basis points) to a maximum annual rate of 0.85% (85 basis points).

For purposes of calculating the Performance Adjustment, the investment performance of the share class will be the sum of:

1) the change in the share class’s net asset value (“NAV”) per share during the Performance Period; plus

2) the value of the share class’s cash distributions per share accumulated to the end of the Performance Period; plus

3) the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of the Performance Period; expressed as a percentage of the share class’s NAV per share at the beginning of the Performance Period. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in shares of the share class at the NAV per share in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes.

For purposes of calculating the Performance Adjustment, the investment record of the Index will be the sum of:

1) the change in the level of the Index during the Performance Period; plus

2) the value, computed consistently with the Index, of cash distributions made by companies whose securities comprise the Index accumulated to the end of the Performance Period; expressed as a percentage of the Index level at the beginning of the Performance Period. For this purpose, cash distributions on the securities which comprise the Index shall be treated as reinvested in the Index at least as frequently as the end of each calendar quarter following the payment of the dividend.

Notwithstanding any other provision in this Schedule A, any calculations of the investment performance of the share class and the investment performance of the Index will be made in accordance with the Investment Advisers Act of 1940, as amended, and any applicable rules thereunder.

Performance Period. The period over which performance is measured (“Performance Period”) is the 12-month period from November 1 of each year through October 31 of the following year.

Payment of Fees.

Westwood Total Return Fund. Each class of shares of the Fund will pay the Adviser, on a monthly basis, the minimum fee rate of 0.30% on an annualized basis (Base Fee minus the maximum Performance Adjustment) applied to the average daily net assets of the share class for the month. At the end of the Performance Period, the share class will pay the Adviser the total Management Fee for the Performance Period, less the amount of any minimum fees paid during the Performance Period.

Westwood High Income Fund. Each class of shares of the Fund will pay the Adviser, on a monthly basis, the minimum fee rate of 0.06% on an annualized basis (Base Fee minus the maximum Performance Adjustment) applied to the average daily net assets of the share class for the month. At the end of the Performance Period, the share class will pay the Adviser the total Management Fee for the Performance Period, less the amount of any minimum fees paid during the Performance Period.

Westwood Alternative Income Fund. Each class of shares of the Fund will pay the Adviser, on a monthly basis, the minimum fee rate of 0.21% on an annualized basis (Base Fee minus the maximum Performance Adjustment) applied to the average daily net assets of the share class for the month. At the end of the Performance Period, the share class will pay the Adviser the total Management Fee for the Performance Period, less the amount of any minimum fees paid during the Performance Period.

Index. Each Fund’s Index is set forth in the chart above under the column “Index Hurdle.” If the Board determines that another appropriate Index should be substituted as the Index, the Board may approve the use of such other appropriate Index for purposes of the Performance Adjustment (the “Replacement Index”) without shareholder approval, unless shareholder approval of the change is otherwise required by applicable law. Any Replacement Index will be applied prospectively to determine the amount of the Performance Adjustment. The Index will continue to be used to determine the amount of the Performance Adjustment for that part of the Performance Period prior to the effective date of the Replacement Index.

Measuring Class. The Performance Adjustment for each class of shares of each Fund is calculated based on the investment performance of the share class. If the Board determines that a different class of shares of the Fund is the most appropriate for use in calculating the Performance Adjustment, the Board may change the class of shares used to calculate the Performance Adjustment (“Measuring Class”) without shareholder approval, unless shareholder approval of such change is otherwise required by applicable law. If a different class of shares (the “Replacement Measuring Class”) is substituted in calculating the Performance Adjustment, the use of the Replacement Measuring Class for purposes of calculating the Performance Adjustment may apply to the entire Performance Period so long as the Replacement Measuring Class was outstanding at the beginning of the Performance Period. If the Replacement Measuring Class was not outstanding for all of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which the Replacement Measuring Class was outstanding, and the Measuring Class will continue to be used to determine the amount of the Performance Adjustment for that part of the Performance Period before the Replacement Measuring Class was outstanding.

ACKNOWLEDGED AND ACCEPTED BY:

WESTWOOD MANAGEMENT CORP.

By:	/s/ William R. Hardcastle, Jr.
Name:	William R. Hardcastle, Jr.

Title:	SVP

THE ADVISORS’ INNER CIRCLE FUND
By:	/s/ Matthew M. Maher
Name:	Matthew M. Maher

Title	Vice President & Assistant Secretary